TERMINATION AGREEMENT AND MUTUAL RELEASE

This Termination Agreement and Mutual Release (this “Agreement”), dated as of April 3, 2008, is entered into by and between Casey Co., a California corporation (“Casey”) and NTR Acquisition Co., a Delaware corporation (“NTR,” and together with Casey, the “parties,” and each, a “party”).

WHEREAS, Casey and NTR on November 2, 2007, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) for the sale by Casey to NTR of all of the issued and outstanding shares of capital stock of Kern Oil & Refining Co., a California corporation (“Kern”), Casey’s wholly owned subsidiary; and

WHEREAS, Casey and NTR now wish to terminate the Stock Purchase Agreement and the other Transaction Documents (as defined below) and enter into a mutual release of all claims arising out of or otherwise related thereto, on the terms and subject to the conditions of this Agreement;

NOW THEREFORE, in consideration of the foregoing premises, the representations, warranties and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Certain Definitions. As used herein,

“Affiliate” means, with respect to any Person, any other Persons directly or indirectly controlling, controlled by or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Casey Released Parties” means Casey, Kern, and each of their respective Affiliates and their present and former directors, officers, managers, control persons, stockholders, beneficiaries, members, employees, representatives and agents (as applicable), and any successors and assigns thereof.

“Escrow Agent” means Fiduciary Trust International of California, a California corporation.

“Escrow Agreement” means the Escrow Agreement among Casey, NTR and the Escrow Agent dated as of November 2, 2007.

“NTR Released Parties” means NTR and each of its Affiliates and their present and former directors, officers, managers, control persons, stockholders, beneficiaries, members, employees, representatives and agents (as applicable), and any successors and assigns thereof.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, trust or any other entity or organization.

“Transaction Documents” means the Stock Purchase Agreement and any agreement, instrument or other document executed and delivered by Casey or any of its Affiliates, on the one hand, and NTR or any of its Affiliates, on the other hand, in connection with, arising out of or otherwise relating to the Stock Purchase Agreement, other than this Agreement, the Escrow Agreement, that certain Confidentiality and Non Disclosure Agreement, dated June 29, 2007 (the “Non Disclosure Agreement”), and the Trust Waivers.

“Trust Waivers” means the letters addressed to NTR by each of Casey and Kern dated November 2, 2007, containing a waiver of claims against, and any recourse to, monies in the Trust Account (as defined in Section 6 below).

2.
Termination. Effective as of the date hereof, the parties agree that the Stock Purchase Agreement and each of the other Transaction Documents is hereby terminated, null and void ab initio and shall be of no further force and effect whatsoever, except and unless as otherwise set forth herein, and no party under the Stock Purchase Agreement or any other Transaction Document shall have any continuing rights or obligations in connection therewith or be entitled to any further benefits thereunder; provided, however, that nothing contained in this Agreement shall constitute a waiver, release or termination of any rights to enforce the terms of this Agreement; provided, further, that nothing herein shall or shall be deemed to terminate the Non Disclosure Agreement, which shall survive in accordance with its terms, or the Trust Waivers.

3.
Termination Fee. Upon execution of this Agreement, NTR and Casey shall execute and deliver to the Escrow Agent written instructions for the immediate release to Casey of the Deposit (as defined in the Escrow Agreement), without condition. Upon disbursement by the Escrow Agent of the Deposit, the Escrow Agreement shall terminate in accordance with its terms.

4.
Release of NTR Released Parties. Casey hereby fully and finally releases and discharges each of the NTR Released Parties from any and all actions, causes of action, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, sums of money, trespasses and variances whatsoever, whether known or unknown, whether absolute, matured, contingent or otherwise, in law or equity (collectively, “Claims”), that Casey or any of the Casey Released Parties ever had or now has or have against any of the NTR Released Parties, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this Agreement, except for any Claims arising under this Agreement. Casey further agrees that it will not file or permit to be filed on its behalf any such Claim, including by any of the Casey Released Parties. This release is for any and all relief, no matter how denominated, including, without limitation, injunctive relief, compensatory damages, and punitive damages.

5.
Release of Casey Released Parties. NTR hereby fully and finally releases and discharges each of the Casey Released Parties from any and all Claims that NTR or any of the NTR Released Parties ever had or now has or have against any of the Casey Released Parties, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this Agreement, except for any Claims arising under this Agreement. NTR further agrees that it will not file or permit to be filed on its behalf any such Claim, including by any of the NTR Released Parties. This release is for any and all relief, no matter how denominated, including, without limitation, injunctive relief, compensatory damages, and punitive damages.

6.
Waiver of Trust Claims. Casey understands that NTR is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination (an “initial business combination”) one or more businesses or assets in the energy industry. Casey further understands that the NTR’s sole assets consist of the cash proceeds of its initial public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of NTR, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (1) to NTR in limited amounts from time to time (and in no event more than $3,250,000 in total) in order to permit NTR to pay its operating expenses; (2) if NTR completes an initial business combination, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to NTR; and (3) if NTR fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to NTR in limited amounts to permit NTR to pay the costs and expenses of its liquidation and dissolution, and then to NTR’s public stockholders (as such term is defined in the agreement governing the Trust Account). Notwithstanding anything to the contrary set forth herein, Casey hereby agrees to waive, and to cause Kern and each of the other Casey Released Parties to waive, any right, title, interest or Claim it or any of them has or may have in the future in or to any monies in the Trust Account and not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to NTR as described in clause (1) of the preceding sentence) as a result of, or arising out of, any Claims against NTR. Casey hereby irrevocably waives, and agrees to cause Kern and each of the other Casey Related Parties to waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Section 6 or any Claim subject hereto.

7.
Ownership of Released Claims; Waiver of Rights. Each party represents and warrants to the other that no other Person has any interest in any Claims released by this Agreement, and that they have not sold, assigned, transferred, pledged, conveyed or otherwise disposed of any claims released by this Agreement. As to all Claims released herein, each of the parties hereby expressly waives, to the fullest extent permissible under law, any and all rights they may have or claim to have under any provision of law that in any way limits the terms of a release to Claims which the parties are aware of at the time of the execution of the release. In connection with such release, the parties acknowledge that they are aware that they may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the matters released herein. Nevertheless, it is the intention of the parties fully, finally and forever to release all matters released herein. In furtherance of such intention, this release shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery or existence of any such additional or different Claims or facts relative thereto. Each party hereby acknowledges that it has read and is familiar with California Civil Code Section 1542, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each of the parties hereby expressly waives and relinquishes all rights and benefits that it has or may have under California Civil Code Section 1542 (or any similar law of any other country, state, territory or jurisdiction) to the fullest extent that it may lawfully waive such rights and benefits.

8.
Representations and Warranties. Each of Casey and NTR hereby represents and warrants to the other that (a) it is validly existing and in good standing under the laws of the jurisdiction in which it was duly organized; (b) it has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms hereof; (c) its execution and delivery of this Agreement have been duly authorized by all necessary action on its part and that the officer, representative or other agent executing and delivering this Agreement on its behalf has the power and authority to do so and to bind it to the terms and conditions of this Agreement; (d) this Agreement constitutes a legal, valid and binding obligation of such party hereto, enforceable against such party hereto in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity; and (e) there are no other agreements between Casey or any of its Affiliates, on the one hand, and NTR or any of its Affiliates, on the other hand, other than the Transaction Documents, the Escrow Agreement, the Non Disclosure Agreement and the Trust Waivers.

9.
Governing Law. This Agreement and any dispute hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law doctrine. The prevailing party in any dispute shall be entitled to all expenses, including attorneys’ fees and costs, incurred in connection with any dispute hereunder. The parties hereby irrevocably submit and agree to the exclusive jurisdiction and venue of the courts of the State of California located in the County of Kern or the federal courts located in the County of Fresno. The provisions of this Section 9 may be enforced by any court of competent jurisdiction.

10.
Third-Party Beneficiaries; Assignment. The parties acknowledge and agree that each of the Casey Released Parties and each of the NTR Released Parties shall be third-party beneficiaries of this Agreement for purposes of relying upon and enforcing the release and discharge of the parties pursuant to Sections 4 and 5 above. All rights and obligations hereunder shall not be assignable without the prior written consent of the other party.

11.
Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

12.
Counterparts. This Agreement may be so executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement. Electronic delivery of an executed counterpart shall be effective as delivery of a manually executed counterpart.

13.
Entire Agreement. This Agreement, together with the Escrow Agreement, the Non Disclosure Agreement and the Trust Waivers, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and, except with respect to the Escrow Agreement, supersedes all prior discussions, agreements and understandings of the parties hereto with respect to such subject matter, including without limitation the Transaction Documents.

14.
Amendment. This Agreement shall not be amended, supplemented, rescinded or otherwise modified, nor may any provision hereof be waived or terminated, except by a written instrument signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CASEY CO. By: /s/ Larry D. Delpit, Sr. Name: Larry D. Delpit, Sr. Title: President

NTR ACQUISITION CO. By: /s/ Mario E. Rodriguez Name: Mario E. Rodriguez Title: Chief Executive Officer